Exhibit 2.1

FIRST AMENDMENT
TO
ASSET PURCHASE AGREEMENT

THIS FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT (this “Amendment”) is executed as of March 14, 2011 by and among Home Loan Center, Inc., a California corporation (“Buyer”), First Residential Mortgage Network, Inc., a Kentucky corporation dba SurePoint Lending (“Seller”), Saul L. Pohn (“S. Pohn”), Jordan Pohn (“J. Pohn”), The Saul L. Pohn Family Trust (“S. Pohn Trust”) and The Jordan S. Pohn Family Trust (“J. Pohn Trust” and together with S. Pohn, J. Pohn and S. Pohn Trust, “Shareholders”).

PRELIMINARY STATEMENTS

A.            The Buyer, Seller and Shareholders are parties to that certain Asset Purchase Agreement dated as of November 15, 2010 (the “Agreement”).

B.            The Buyer, Seller and Shareholders have agreed to amend the Agreement as provided herein.

C.            Pursuant to Section 12.3 of the Agreement, the Agreement may only be amended by a written instrument mutually executed by each of Buyer, Seller and each Shareholder.

STATEMENT OF AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, covenants and conditions set forth herein and in the Agreement (as amended hereby), the parties hereto hereby agree as follows:

1.             Section 10.1(b) of the Agreement is hereby amended and restated in its entirety as follows:

“(b)       Either Buyer or Seller may terminate this Agreement upon delivery of notice if the Closing has not occurred prior to 12:01 a.m. central time on March 16, 2011; provided, that if the sole failure to close is due to the failure to receive the Consents and/or the Licenses required under ARTICLE 9, then either Seller or Buyer may (by notice delivered to the other on or prior to 12:01 a.m. central time on March 16, 2011) extend the date set forth in this subclause (b) by up to an additional ninety (90) days and provided, further, that no Party may terminate this Agreement under this subclause (b) if such Party is in material breach of this Agreement at any time during such ninety (90) day period.”

2.             If any provision of this Amendment is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Amendment will remain in full force and effect.  Any provision of this Amendment held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.  The parties hereto further agree to replace such invalid or unenforceable provision with a valid and enforceable provision that will achieve, to the extent possible, the economic and business purposes of such invalid or unenforceable provision provided that such replacement shall not result in a material adverse impairment of the rights or obligations of any party hereto.

3.             Except as set forth in this Amendment, there are no supplements, amendments, revisions or other modifications to the Agreement.  All other terms and conditions of the Agreement are hereby incorporated by reference and shall remain in full force and effect and apply fully to this Amendment.

4.             This Agreement shall be governed by and construed in accordance with the internal laws of the State of California, without regard to its conflict of law principles.

5.             This Amendment may be executed in counterpart signature pages executed and delivered via facsimile transmission or via email with scan or email attachment.  Any such counterpart executed and delivered via facsimile transmission or via email with scan or email attachment will be deemed an original for all intents and purposes, and all such counterparts shall together constitute one and the same instrument.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

BUYER

HOME LOAN CENTER, INC.

By:
Name:
Title:

SELLER

FIRST RESIDENTIAL MORTGAGE NETWORK, INC.

By:
Name: Saul Pohn
Title: President

SHAREHOLDERS

By:
Name: Saul Pohn

By:
Name: Jordan Pohn

THE SAUL L. POHN FAMILY TRUST

By:
Name: Jordan Pohn as Trustee

THE JORDAN S. POHN FAMILY TRUST

By:
Name: Saul Pohn, as Trustee